2/25/99-2

                         COMMON STOCK PURCHASE AGREEMENT



     COMMON STOCK PURCHASE AGREEMENT made as of the 25th day of February, 1999 by and between AEROFLEX INCORPORATED, a Delaware corporation with its principal place of business at 35 South Service Road, Plainview, New York 11803 (the "Purchaser"), and UNITED TECHNOLOGIES CORPORATION, a Delaware corporation, acting through its HAMILTON STANDARD DIVISION, with its principal place of business at One Hamilton Road, Windsor Locks, Connecticut 06096 (the "Stockholder"), as the owner of all of the issued and outstanding capital stock of UTMC MICROELECTRONIC SYSTEMS INC., a Delaware corporation with its principal place of business at 4350 Centennial Boulevard, Colorado Springs, Colorado 80907 (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Purchaser and Stockholder have agreed to the sale by the Stockholder to the Purchaser of all of the outstanding common stock of the Company upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the covenants, warranties and mutual agreements herein set forth, and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

1.   Transfer of Stock.

     In reliance on the representations and warranties contained herein and subject to all of the terms and conditions hereof, the Stockholder hereby sells, assigns, transfers and delivers to the Purchaser, and the Purchaser hereby purchases from the Stockholder, all of the issued and outstanding Common Stock of the Company (the "Stock").

2.   Unadjusted Purchase Price.

     2.1. Unadjusted Purchase Price. Subject to adjustment following the Closing as provided in Section 2.2 hereof, the unadjusted purchase price for the Stock (the "Unadjusted Purchase Price") shall be Forty-Two Million Five Hundred Thousand Dollars ($42,500,000).
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     2.2  Post-Closing Purchase Price Adjustment.

     (a) If the "Closing Net Book Value" (as defined in Section 2.2(c) below) of the "I.C. Business" (as hereinafter defined) as finally determined under this
Section is less than Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000), the Unadjusted Purchase Price shall be reduced dollar for dollar by the amount by which Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000) exceeds the Closing Net Book Value. Any payment to be made pursuant to this Section 2.2(a) shall be made within three (3) business days of final determination of the Closing Net Book Value by wire transfer to an account in the United States designated by the person entitled to receive such payment. Any such payment to be made which is not made when due shall bear interest at the rate of twelve (12%) percent per annum from the due date thereof to the date paid. The Unadjusted Purchase Price as adjusted is referred to herein as the "Purchase Price".

          (b) As soon as practicable after the Closing Date, but in no event later than thirty (30) days after the Closing Date, the Stockholder will prepare a balance sheet of the I.C. Business as of the close of business on the date immediately preceding the Closing Date (the "Closing Balance Sheet"), and a determination of the Closing Net Book Value as of such date in accordance therewith and Section 2.2(c). Purchaser's representatives, including its independent certified public accountants, shall have access to the Company's accounting records, and work papers created in connection with preparing the Closing Balance Sheet. The Stockholder will establish the Closing Net Book Value in accordance with this Section 2.2 and deliver its Closing Balance Sheet within such thirty (30) day period. If Purchaser objects to the determination of the Closing Net Book Value, Purchaser shall give notice to Stockholder within ninety
(90) days after Purchaser's receipt thereof. If Purchaser fails to give notice to Stockholder of an objection within such ninety (90) day period, the determination by the Stockholder of the Closing Net Book Value shall be deemed final, conclusive and binding on Stockholder and Purchaser as to the adjustment, if any, of the Unadjusted Purchase Price and the Closing Net Book Value. If Purchaser gives Stockholder notice of such an objection within such ninety (90) day period, all disagreements with respect to the Closing Net Book Value shall be resolved as soon as practicable by the Colorado Springs or Denver, Colorado, office of a mutually acceptable "Big 5" accounting firm (other than KPMG Peat Marwick LLP ("KPMG") and PricewaterhouseCoopers LLP ("Pricewaterhouse"), which shall determine the Closing Net Book Value in accordance with Section 2.2(c). The determination of the Closing Net Book Value by such mutually acceptable "Big 5" accounting firm shall be final, conclusive and binding, as to the adjustment of the Unadjusted Purchase Price in accordance with this Section 2, upon Stockholder and Purchaser. The fees and expenses of Pricewaterhouse shall be

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borne  solely by the  Stockholder,  the fees and expenses of KPMG shall be borne solely by Purchaser, and the fees and expenses of the mutually acceptable "Big 5" accounting firm shall be shared equally by Purchaser and Stockholder. Notwithstanding the preceding portions of this Section 2.2(b), the applicable party or parties shall pay promptly to the other party or parties that portion of any reduction in the Unadjusted Purchase Price which is not in dispute. Any notice of objections shall specify in reasonable detail the nature of the objections.

          (c) The "Closing Net Book Value" shall be the difference between the assets and liabilities of the I.C. Business as of the close of business on the date immediately preceding the Closing Date based on the Closing Balance Sheet. The Closing Balance Sheet shall present accurately (without regard to any limitations as to materiality) the assets, liabilities and Closing Net Book Value of the I.C. Business as of the close of business on the date immediately preceding the Closing Date in accordance with GAAP consistently applied by the Company. Notwithstanding the preceding provisions of this Section 2.2(c), for purposes of preparing the Closing Balance Sheet and determining the Closing Net Book Value:

                    (i) the same accounting principles that were used in preparing the December 31, 1998 balance sheet and the December 31, 1997 balance sheet included in the "Financial Statements" (as hereinafter defined) shall be used in preparing the Closing Balance Sheet and determining the Closing Net Book Value;

                    (ii) the Closing Balance Sheet shall properly reflect a cash balance at least equal to any accrued but unpaid bonus incentive compensation to employees of the I.C. Business for the year ended December 31, 1998;

                    (iii) the Closing Balance Sheet shall not include any "Excluded Assets" (as hereinafter defined) or "Excluded Liabilities" (as hereinafter defined);

                    (iv) all accruals for current and deferred pension assets and liabilities shall be excluded from the determination of Closing Net Book Value; and

                    (v) any increase or decrease in the inventory reserve of Seven Million Five Hundred Thousand Dollars ($7,500,000); deferred tax assets of Four Million Four Hundred Nine Thousand U.S. Dollars ($4,409,000); deferred tax liabilities of Five Hundred Twelve Thousand U.S. Dollars ($512,000); and a warranty reserve of One Hundred Thousand U.S. Dollars ($100,000) will be excluded from the determination of the Closing Net Book Value.

3.   The Closing.

     3.1. Place and Date.

          The closing of the transactions provided for in Section 1 shall take place at Cleary, Gottlieb, Steen & Hamilton, 153 East 53rd Street, New York, New York 10022 (or at such other place as the parties may agree upon in writing) contemporaneously with the execution of this Agreement. The closing is referred to in this Agreement as the "Closing" and date of the closing is referred to herein as the "Closing Date".

     3.2. Unadjusted Purchase Price Paid at Closing.

          At the Closing, the Purchaser shall pay the Unadjusted Purchase Price to the Stockholder by wire transfer in immediately available funds to such bank account as the Stockholder shall have specified in writing to the Purchaser three (3) business days in advance of the Closing Date.

               3.3. Documents to be Delivered by the Stockholder.

          (a) the Stockholder shall, and in the case of the Facilities Lease and Services Agreement shall cause Hamilton Standard Electronics, Inc. to, execute and deliver to the Purchaser the following:

                    (i) duly issued certificates representing all of the Stock duly endorsed in blank, with blank stock powers attached and with all required stock transfer stamps attached;

                    (ii) the "Facilities Lease and Services Agreement" executed on the date hereof by the Company and the Stockholder;

                    (iii) the "Long Term Agreement" executed on the date hereof by the Company and the Stockholder;

                    (iv) the "Assignment and License-Back Agreement" executed on the date hereof by the Company and the Stockholder; and

                    (v) the certificate specified in Section 7.1 of this Agreement.

          (b) the Stockholder and the Company shall each execute such other documents and instruments and take such action as may be necessary or reasonably requested by the Purchaser to fully vest in Purchaser full title to the Stock and place the Purchaser in possession and control of the Company and its assets.

     3.4. Documents to be Delivered by the Purchaser.

          At the Closing the Purchaser or the Company, as the case may be, shall execute and/or deliver to the Stockholder the following:

                    (i) a copy of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser, and a certificate of its secretary or assistant secretary, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect;

                    (ii)  the Facilities Lease and Services Agreement;

                    (iii) the Long Term Agreement;

                    (iv)  the Assignment and License-Back Agreement; and

                    (v) the certificate specified in Section 7.2 of this Agreement.

     3.5. Form of Documents.

          Unless specifically otherwise provided herein, all documents to be delivered pursuant to this Section 3 by one party to the other party to this Agreement shall be in form and substance reasonably satisfactory to such other party and its counsel.

4. Representations and Warranties of the Stockholder.

     The Stockholder represents and warrants to the Purchaser as of the Closing Date as follows:

     4.1. Organization and Authority.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 4.1, with all requisite power and authority (corporate and governmental) to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth on Schedule 4.1 hereto, which except as set forth in Schedule 4.1 are all the jurisdictions in which the Company is required to be so qualified or licensed.

     4.2. Subsidiaries.

          The Company has no direct or indirect interest or interests by stock ownership in any firm, association, corporation or business enterprise, except as set forth on Schedule 4.2.

     4.3. Authorization of Agreements.

          The Stockholder has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming due execution by the Purchaser, constitutes the legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or a suit in equity).

     4.4. Capital Stock.

          The authorized, issued and outstanding capital stock of all classes of the Company are set forth on Schedule 4.4. All of the outstanding capital stock of the Company has been duly authorized and is validly issued, fully paid and nonassessable. All outstanding capital stock and any other outstanding securities of the Company (including any employee stock options) were issued in compliance with all applicable federal and state securities laws. The lawful, registered and beneficial owners (and their addresses) of all issued and outstanding shares of the capital stock of the Company and the number of shares held by each is as indicated on Schedule 4.4 hereto. The Stockholder has and on the Closing Date will convey to the Purchaser good title to the Stock, free and clear of any security interest, claim, lien, pledge, option, warrant, encumbrance or restriction whatsoever. Except as set forth on Schedule 4.4, there are no rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind authorized or outstanding to purchase or otherwise acquire from the Stockholder, the Company or any other person, any shares of stock, or securities or obligations of any kind convertible into or exchangeable for any shares of stock, of any class of the Company or any other equity interest in the Company. There is no proxy, or any agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the right to vote any share of Stock or other securities of the Company.

     4.5. No Conflicts.

          The execution, delivery and performance of this Agreement, any other agreement or document contemplated herein and the consummation of all of the transactions contemplated hereby and thereby: (i) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any Person or court to which the Company is subject or any governmental authority or agency; and (ii) do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the assets of the Company pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or bylaws of the Company, any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument or any order, judgment, decree, statute or regulation to which the Company is a party or by which the Company or any of its assets may be bound; and (iii) will not cause the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or cause the cancellation, modification, revocation or suspension of, any rights of the Company, except with respect to clauses (i), (ii) and (iii) above, such breach or breaches of the representations contained therein which individually or in the aggregate would not have a material adverse effect upon the Company or the I.C.Business.

     4.6. Financial Statements.

          Attached hereto as Schedule 4.6 are the Financial Statements of the I.C. Business.

          4.6.1 Except as set forth in Schedule 4.6.1, for the relevant periods, the Financial Statements: (1) are complete and correct in all material respects;
(2) present fairly the financial position of the I.C. Business at such dates and the results of operations and cash flows for the respective periods ended on such dates; and (3) were prepared in accordance with generally accepted accounting principles, consistently applied during the periods, and are in accordance with the books and records maintained by the Company, with no differences between such Financial Statements and the financial records maintained and accounting methods applied by the Company for tax purposes, except as disclosed in the notes to the Financial Statements.

          4.6.2 As at December 31, 1998, the I.C. Business had no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, that are of a type required to be reflected on, or described in a footnote to, an audited balance sheet prepared under generally accepted accounting principles as consistently applied by the Company ("GAAP") that are not adequately reflected or reserved against in the unaudited balance sheet of the I.C. Business as at December 31, 1998 which is included in the Financial Statements or disclosed in the footnotes thereto; provided, that the materiality threshold for determining whether liabilities, commitments or obligations are required to be reflected on, or described in a footnote to, an audited balance sheet, shall be $300,000 in the aggregate, whether or not consistent with GAAP.

     4.7. Taxes.

          True and correct copies of the Company's state income tax returns for the years ended December 31, 1997, 1996 and 1995 have been delivered to the Purchaser. All tax returns (including information returns) required by any jurisdiction to have been filed as of the date of this Agreement by or with respect to the Company have been timely filed, except for returns with respect to which extensions have been granted, and each such return is true, correct and complete. Schedule 4.7 sets forth each jurisdiction in which the Company is required to file all tax returns.

          Except as set forth in Schedule 4.7, all liabilities of the Company to any jurisdiction for taxes of every kind and nature, including interest thereon and penalties with respect thereto, (collectively "Taxes") relating to any period prior to December 31, 1998 have been timely paid by the Company or are accrued and provided for in the Financial Statements as of December 31, 1998. Any liability for Taxes incurred by the Company since December 31, 1998 was incurred in the ordinary course of business.

          The Company is not required to file any foreign income tax returns. The state income tax returns of the Company have not been audited by the appropriate taxing authorities within the past five (5) years. To the knowledge of the Stockholder, neither the Internal Revenue Service nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to the Company or any of its operations or business; there are no pending or, to the knowledge of the Stockholder, threatened tax claims or assessments; and there are no pending or, to the knowledge of the Stockholder, threatened tax examinations by any taxing authorities.

          The Company has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the income tax returns for any fiscal year.

     4.8. No Adverse Changes.

          Except as disclosed on Schedule 4.8 hereto,  since  December 31, 1998:
(i) the I.C. Business of the Company has been conducted only in the ordinary course; (ii) there has been no change that individually or in the aggregate, has had a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, operations, or affairs of the I.C. Business, taken as a whole; and (iii) there has been no damage, destruction or loss or, to the knowledge of the Stockholder, other occurrence or development, whether or not insured against, which, either singly or in the aggregate, materially adversely affects, and the Stockholder has no knowledge of any threatened occurrence or development which would materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations, affairs or prospects of the I.C. Business.

     4.9. Conduct of Business.

          Except as disclosed on Schedule 4.9 hereto, since December 31, 1998, the Company with respect to the I.C. Business has not: (i) created or incurred any liability (absolute, accrued, contingent or otherwise) except unsecured current liabilities incurred in the ordinary course of business consistent with past practice; (ii) mortgaged, pledged or subjected to any lien or otherwise encumbered any of its assets, tangible or intangible; (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute, accrued, contingent or otherwise) other than current liabilities shown on the Financial Statements as at December 31, 1998 and taxes and current liabilities incurred since December 31, 1998 in the ordinary course of business or under contracts or agreements entered into in the ordinary course of business (other than as a result of any default or breach of, or penalty under, any such contracts or agreements); (iv) waived, released or compromised any claims or rights of substantial value, or experienced any actual or threatened strike or lock-out or similar labor trouble, or lost, or been threatened with the loss of, any key employees or any substantial number of employees; (v) entered into any settlement, compromise or consent with respect to any claim, proceeding or investigation; (vi) sold, assigned, transferred, leased or otherwise disposed of any of any material asset, tangible or intangible, or canceled any debts or claims except, in each case, for fair consideration in the ordinary course of business (it being understood that the disposition of any asset, other than inventory consisting of finished products, or cancellation of any debt or claim carried on the books at more than $30,000 shall be deemed not to be a disposition or cancellation in the ordinary course of business); (vii) declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of its capital stock, paid any notes or accounts or paid any amount or transferred any asset to the Stockholder (other than intercompany payables in the ordinary course of business); (viii) made or become a party to, or become bound by, any contract or commitment or renewed, extended, amended, modified or terminated any contract or commitment which in any one case involved an amount in excess of $50,000 (or in the aggregate an amount in excess of $100,000 but excluding therefrom the amount of Material/Service Agreements entered into in the ordinary course of business); (ix) issued or sold any shares of its capital stock; (x) paid or agreed to pay, other than in the ordinary course of business, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of its officers or employees, whether under any existing profit sharing, pension or other plan or otherwise, or increased the rate or altered the form of compensation, including without limitation salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement or other similar payments, from that being paid at December 31, 1998 to any of its stockholders, directors, officers or employees; (xi) entered into any transaction not in the ordinary course of business (except for transactions contemplated by this Agreement); (xii) made or announced any change in the form or manner of distribution of any of its products or services; (xiii) changed any of its accounting methods or principles used in recording transactions on its books or records or in preparing the Financial Statements; or (xiv) entered into any contract or commitment to do any of the foregoing.

     4.10. Title to and Condition of Assets.

          With respect to the I.C. Business, the Company has valid title to all of its personal property and valid leasehold interests in all real and personal property leased by it, free and clear of all claims, liens, charges, mortgages, pledges, security interests, restrictions and other encumbrances of any kind whatsoever except as set forth in the terms of the related leases or as set forth in Schedule 4.10. No instrument, easement, license or grant of record, applicable zoning or building law, ordinance or administrative regulation or other similar impediment of any kind prohibits or interferes with, limits or impairs, or would, if not permitted by any prior nonconforming use, prohibit or interfere with or limit or impair, the use, operation, maintenance of, or access to, or the value of, the real or personal property owned or leased by the Company in any material respect, except as set forth in such related leases. The assets and properties owned or leased by the Company are (i) sufficient and adequate to carry on its business as presently conducted; (ii) are in reasonably good condition and repair, normal wear and tear excepted, and are in a state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary course of business; (iii) comply in all material respects with all applicable federal, state or local laws, ordinances, rules and regulations and with the terms and conditions of all leases and other agreements affecting or relating to any such property; and (iv) are adequate to provide the products and services of the I.C. Business in accordance with the most current standards established by I.C. Business customers, clients and governmental bodies.

     4.11. Real Property.

          4.11.1. Schedule 4.11.1 contains, among other things: (i) a description of each parcel of real property owned or leased by the Company or in which it has any interest, and (ii) a true and complete copy of the certificate of occupancy (or local equivalent, if any) covering each of the parcels owned by the Company.

          4.11.2 The only real property owned by the Company is the premises, including an unimproved contiguous parcel of real property, known as 4350 Centennial Boulevard, Colorado Springs, Colorado 80907 (collectively, the "Real Property"). The Real Property is all of the real property owned by the Company. The Company is in actual possession of the Real Property and has good and indefeasible title in fee simple to, and owns the Real Property, free and clear of any encroachment, mortgage, deed of trust (other than those listed on Schedule 4.11.2(i) hereto), or other lien, security interest, or encumbrance, lease, sublease, or right of occupancy, except for: (i) minor matters (other than liens) which are not substantial in character and which, individually, and in the aggregate, do not materially interfere with the existing use or operation of the Real Property, or any material part thereof, and do not materially adversely affect the value of the Real Property, or any part thereof; (ii) real property taxes, if any, affecting the Real Property only, not yet due and payable; (iii) the exceptions set forth in Schedule 4.11.2(i) hereto; and (iv) the state of facts shown on the survey listed in Schedule 4.11.2(ii) hereto, as of the date of such survey so listed. None of the improvements erected on the Real Property encroach on adjoining property or public street except as shown on the aforesaid survey.

          4.11.3 The only leasehold estates under which the Company is a lessee (or sublessee) of any real property or interest therein are as set forth in
Schedule 4.11.1 (the "Leases"). True, correct and complete copies of the Leases as in effect on the date hereof have been delivered to Purchaser. The Company is in actual possession of the properties demised under the Leases and has good and indefeasible title to the leasehold estates conveyed under the Leases, free and clear of any mortgage, deed of trust, pledge, vendors' or other lien, security interest, sublease or right of occupancy.

          4.11.4 All easements, rights of way or licenses material to the use or the operations of the Real Property or the quiet enjoyment of the leasehold estates and possession of the properties demised under the Leases are set forth on Schedule 4.11.4 and are in full force and effect, and each such easement, right of way and license is not affected by the transaction provided for in this Agreement (without the requirement for any consent or other action by or payment to any third party). The Company has the right of ingress and egress through a public road or street, to and from each parcel of Real Property and to and from the properties demised under the Leases.

          4.11.5 The Real Property, the properties demised under the Leases and any other properties and assets owned, leased or used by the Company in connection with the operation of the Real Property or the properties demised under the Leases (including, without limitation, the walls, ceilings and other structural elements of any improvements erected on any part of the Real Property and the building systems such as heating, plumbing, ventilation, air conditioning and electrical) are, to the knowledge of the Stockholder, adequate and sufficient for the current operations of the Company and such properties now being used by the Company in its businesses and operations, whether leased or owned, are in reasonably good working order, repair and operating condition (ordinary wear and tear excepted), are without any material structural defects, and have been maintained in accordance with generally accepted industry practices.

          4.11.6 To the knowledge of Stockholder, there is no pending or threatened proceeding for the taking or condemnation of all or any portion of the Real Property or the properties demised under the Leases or pending or threatened taking or condemnation proceeding which would result in a termination of any Lease.

     4.12. Personal Property.

          Schedule 4.12 hereto sets forth an accurate summary of all material items of personal property (exclusive of inventory) owned or leased by the I.C. Business. Except as described in Schedule 4.12, no material shortage or damage exists for which the Company is liable to another in (i) any raw materials, supplies, work in process or finished goods owned by customers or suppliers of the Company and stored upon its premises or (ii) any other items of personal property owned by another.

     4.13. Inventory.

          Schedule 4.13 hereto sets forth an accurate summary of all of the inventory of the I.C. Business as of December 31, 1998. The items described in
Schedule 4.13 together with the assets listed in Schedules 4.11.1 and 4.12 constitute substantially all of the tangible assets used in the I.C. Business. The inventory summarized in Schedule 4.13 and all additions thereto acquired since December 31, 1998 and now on hand are in reasonably good condition, of a quantity and quality usable and saleable in the ordinary course of business and are adequate and appropriate for the I.C. Business as now conducted. Obsolete, discontinued, returned, damaged, overage or off-quality items do not constitute a material part of such inventory and are carried on the Financial Statements for the period ending December 31, 1998 at realizable market value. Finished goods in inventory conform to specifications, including without limitation all applicable governmental regulations, are free from defects and are marketable in their current condition.

     4.14. Accounts Receivable.

          All accounts receivable shown on the Financial Statements as of December 31, 1998, or thereafter acquired by the I.C. Business have been collected or are current and payable within 90 days of issuance and are subject to no known counterclaims or setoffs. All such accounts receivable have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Company and have been or will be collected within 180 days of date of invoice therefor.

     4.15. Material/Service Agreements; Other Contracts.

          (a) Schedule 4.15(a) sets forth as of February 8, 1999, a complete list with regard to the I.C. Business of (i) all bids, applications or proposals submitted by it to provide materials or services with a valuation of $25,000 or more per annum to any Person and for which the award, approval or selection is pending ("Material/Service Bids"), and (ii) all contracts or agreements for the provision of materials or services with a valuation of $25,000 or more per annum to which the Company is a party and which have not yet been performed in full ("Material/Service Agreements"). To the Stockholder's knowledge, all of such Material/Service Bids and Material/Service Agreements are fully performable by the Company in compliance with their terms. No grounds exist for the termination or cancellation for cause of any Material/Service Agreement by the other party thereto. Schedule 4.15(a) sets forth for each Material/Service Agreement: (i) the customer, (ii) the remaining revenue to be earned, and (iii) delivery dates.

          (b) Except as disclosed in Schedule 4.15(b) hereto other than as disclosed on Schedule 4.15(a), the Company, with respect to the I.C. Business, is not a party to or bound by any oral or written contracts, obligations or commitments with respect to any of the following:

               (i) contract, commitment or arrangement involving, in any one case, $20,000 or more;

               (ii) contract with a term of, or requiring performance, more than six months from its date;

               (iii) lease or lease purchase agreement, mortgage, conditional sale or title retention agreement, indenture, security agreement, credit agreement, pledge or option with respect to any property, real or personal (tangible or intangible), in any capacity;

               (iv)  employment  contracts,   undertakings,   understandings  or
arrangements;

               (v)  contract  or  agreement   with  any  labor  union  or  other
collective bargaining group;

               (vi) bonus, pension, savings, welfare, profit sharing, stock option, phantom stock, stock appreciation rights, retirement, commission, executive compensation, hospitalization, insurance or similar plan providing for employee benefits or any other arrangement providing for benefits for any former or current employees or for the remuneration, direct or indirect, of the directors, officers or employees of the Company ;

               (vii) note, loan, credit or financing agreement or other contract for money borrowed, and all related security agreements and collateral documents, including any agreement for any commitment for future loans, credit or financing;

               (viii) guarantees;

               (ix) contract or understanding regarding any capital expenditures in excess of $25,000;

               (x) agency (sales or otherwise), distribution, brokerage (including, without limitation, any brokerage or finder's agreement or arrangement with respect to any of the transactions contemplated by this Agreement) or advertising agreement;

               (xi) contract with investment bankers, accountants, attorneys, consultants or other independent contractors, including those relating to this Agreement;

               (xii) shareholder agreement or contract with the Stockholder (or family member thereof), director or officer of the Company or any Affiliate of such persons;

               (xiii) contract, commitment or arrangement which would restrain the Company from engaging or competing in any business;

               (xiv) contract, commitment or arrangement not made in the ordinary course of business involving an amount payable per annum of $25,000 or more or, in the aggregate, $200,000; and

               (xv) license (other than shrink wrap licenses relating to generally available software), franchise or royalty agreement.

          (c) The Stockholder has delivered or made available to the Purchaser correct and complete copies of all of the contracts, agreements and other documents listed in Schedules 4.15(a) and 4.15(b) hereto and all amendments thereto and any waivers currently in effect granted thereunder (the "Scheduled Contracts"). Except as specifically set forth on Schedules 4.15(a) and 4.15(b), the sale of the Stock to the Purchaser and the consummation of the other transactions contemplated by this Agreement are not a violation of or grounds for the modification or cancellation of any of the Scheduled Contracts or for the imposition of any penalty or security interests thereunder. To the Stockholder's knowledge, the Company enjoys good working relationships under all Scheduled Contracts, and no unresolved disputes are pending or, to the Stockholder's knowledge, threatened under or in respect of any such Scheduled Contracts. The consideration to be received or paid by the Company under all Scheduled Contracts have been determined in accordance with its established policies. The Company has no outstanding power of attorney other than routine power of attorney relating to representation before governmental agencies or given in connection with qualification to do business in another jurisdiction.

          Except as described in Schedules 4.15(a) and (b) hereto, all Scheduled Contracts described in such Schedules 4.15(a) and (b) are valid and enforceable against the Company, and to the Stockholder's knowledge against the other party or parties thereto, as the case may be, in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies; and there is not, under any of such Scheduled Contracts, any existing default by the Company, to the Stockholder's knowledge, by any other party, or, to the Stockholder's knowledge, any event which with notice, lapse of time, or both, would constitute a default and which would have a material adverse effect on the continued operation of the I.C.
Business.

     4.16. Intellectual Property.

          Schedule 4.16 hereto sets forth a true and complete list of all (i) trademarks, service marks and tradenames, and the federal, state and foreign registrations and applications thereof, (ii) patents and patent applications and extensions and renewals thereof, (iii) copyrights and copyright applications and renewals thereof, (iv) licenses held with respect to any trademark, service mark, trade name, patent or copyright (other than shrink-wrap licenses relating to generally available software), and (v) Trade Secrets of the I.C. Business (the "Intellectual Property"). All the Intellectual Property that is owned by the Company is owned free and clear of any and all licenses, liens, claims, security interests, charges or other encumbrances or restrictions of any kind, except as reflected on Schedule 4.16, and no licenses for the use of any of such rights have been granted by the Company to any third parties, except as reflected in Schedule 4.16 attached hereto. All of such rights are valid, enforceable and in good standing, and are sufficient and appropriate for the conduct of the I.C. Business as currently conducted or, to the Stockholder's knowledge, as contemplated in its plans for future activities. The sale of the Stock to the Purchaser and the consummation of the other transactions contemplated hereby will not adversely affect any rights in the Intellectual Property of the Company. To the Stockholder's knowledge, the operation of the I.C. Business does not infringe in any way on or conflict with any registered or unregistered patent, trademark, trade name, copyright, trade secret, contract, license or other right, of any person, and the Company does not license any such right from others except as set forth on Schedule 4.16. No claim is pending or, to the Stockholder's knowledge, threatened or has been made within the past five years, to the effect that any such infringement or conflict has occurred. No other Intellectual Property other than those owned or licensed by the Company are required by it for its I.C. Business as conducted prior to the date hereof. The Stockholder has no knowledge of any infringement by any third parties upon any of the Intellectual Property. True, correct and complete copies of all documentation describing or relating to the Intellectual Property other than Trade Secrets have been made available or delivered by the Stockholder to the Purchaser.

     4.17. Insurance.

          Schedule 4.17 hereto contains a complete and correct list of all insurance policies maintained by the Company together with a schedule of required premiums under each such policy. The Stockholder has made available to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the provisions of such policies. No notice has been received canceling or threatening to cancel or refusing to renew any of such insurance. Except as set forth in Schedule 4.17, the rights of the insured under such policies will not be terminated or adversely affected by the Closing or the consummation of the other transactions contemplated hereby. To the Stockholder's knowledge, there is currently no basis for any insurance claim by the Company. The Company has not created any letters of credit or other funding obligation with respect to such policies.

     4.18. Customer and Supplier Relationships.

          Attached as Schedule 4.18 is a complete and correct list of all current customers of the I.C. Business showing the sales to each for the year ended December 31, 1998 and of all suppliers whose sales to the Company amounted to more than $200,000 during such period showing the sales of each such supplier. With respect to any such customer or supplier or group of related customers or suppliers listed on Schedule 4.18, the Stockholder has no knowledge that any such customer, supplier or group of related customers or suppliers has terminated or expects to terminate a material portion of its normal business with the Company, other than as a result of general economic or industry conditions.

     4.19. Employees.

          The Stockholder has furnished to Purchaser a true and complete list setting forth all of the employees and officers of the I.C. Business whose annual salary and bonus is in the aggregate $50,000 or more (listing each such person individually by name) with a description of their job designations, compensation, benefits (including severance pay and bonuses), outstanding loans to officers or employees and all understandings not in the ordinary course of business relating to terms and conditions of employment. Proper and accurate amounts have been withheld by the Company from its employees' compensation for all periods in full compliance with tax withholding provisions of applicable federal, state, local or foreign law. Proper and accurate federal, state, local and foreign returns have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been timely paid.

     4.20. Labor Relations.

          There has been no violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of the Company or their respective terms and conditions of employment, wages and hours that could have a material adverse effect on the Company or the I.C. Business. The Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no unfair labor practice charges or other employee related complaints against the Company pending or, to the Stockholder's knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor, or any other federal, state, or local, or other governmental authority by or concerning the employees of the Company that could have a material adverse effect on the Company or the I.C. Business. No representation question, grievance or arbitration proceedings arising out of collective bargaining agreements covering employees of the Company exists or is pending or, to the Stockholder's knowledge, threatened respecting the employees of the Company. There is no work stoppage, strike, slowdown, lockout, picketing or other similar labor problem involving persons employed by the Company pending or, to the Stockholder's knowledge, threatened. There are no labor union contracts or collective bargaining agreements to which the Company is a party relating to any employee of the Company.

     4.21. Benefit Plans.

          (a) Schedule 4.21(a) hereto sets forth a true and complete list of each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multiemployer employee welfare benefit plan, on behalf of officers and employees of the Company (such multiemployer and other employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). With respect to each Welfare Benefit Plan, all contributions or premiums due by, or attributable to the period ending on, the Closing Date have been paid.

          (b) Schedule 4.21(b) hereto sets forth a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multiemployer employee pension benefit plan, on behalf of officers and employees of the Company (such multiemployer and other employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). Except as set forth in Schedule 4.21(b). no Pension Benefit Plan is a "defined benefit plan" (as defined in Section 3(35) of ERISA). With respect to each Pension Benefit Plan, all contributions due by or attributable to the period ending on the Closing Date have been made or accrued on the Financial Statements and each Pension Benefit Plan has been fully funded without further liability to the Company in respect thereof.

          (c) Each Pension Benefit Plan, each Welfare Benefit Plan and each related trust agreement and annuity contract and insurance policy complies currently and has complied in the past, both as to form and operation, in all material respects with the provisions of (A) the Code in order to be tax qualified under the Code; (B) ERISA; and (C) all other applicable laws, rules and regulations; all necessary government approvals for the Pension Benefit Plans have been obtained; and favorable determination letters, copies of which have been made available to the Purchaser, as to the qualification under the Code of each of the Pension Benefit Plans, as amended, have been received from the Internal Revenue Service and no event has occurred or condition exists which would materially adversely affect such determination.

          (d) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in compliance with the requirements of the Code, ERISA and all other applicable laws and all reports required by any government agency with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely filed.

          (e) Neither the Company nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of
Section 406 of ERISA or any "prohibited transaction" (as described in Section 4975(c) of the Code).

          (f) Schedule 4.21(f) lists each deferred compensation plan, bonus plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under a previous subsection to be listed on Schedule 4.21(a) or 4.21(b) maintained by the Company or an Affiliate with respect to the compensation of any of the Company's employees.

          (g) There are no actions, suits or claims (other than routine claims for benefits) pending or which could reasonably be expected to be asserted against the Company in connection with, or against, any Pension Benefit Plan or Welfare Benefit Plan, and there are no civil or criminal actions pending or, to the Stockholder's knowledge, threatened against any fiduciary, Pension Benefit Plan or Welfare Benefit Plan with respect to such Plans.

          (h) All Welfare Benefit Plans, Pension Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), and all plans, agreements, arrangements and commitments referred to in subsection (f) of this Section are legally valid and binding and in full force and effect.

     4.22. Litigation; Compliance; Permits.

           Except as disclosed in Schedule 4.22 hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations pending, or, to the Stockholder's or Company's knowledge, threatened against, by or affecting the Company in which, individually or in the aggregate, an unfavorable determination could materially affect the business of the Company or its prospects, earnings or condition (financial or otherwise) or any of its assets or result in any material liability on the part of the Company or prevent, hinder or delay the execution and performance of this Agreement or any of the transactions contemplated hereby, or could declare this Agreement unlawful or cause the rescission of any of the transactions hereunder, or require the Purchaser to divest itself of the Stock; nor has any such suit been pending within the two years prior to the date hereof. The Company has not been charged with or received notice of any violation of any applicable federal, state, local or foreign law, rule, regulation, ordinance, order or decree relating to it, or the operation of its business, and the Stockholder and the Company are not aware of any threatened claim of such violation (including any investigation) or any basis therefor. Schedule 4.22 sets forth a list of all actions, suits, proceedings, arbitrations or governmental investigations pending, or, to the best of Stockholder's knowledge, threatened against, by or affecting the Company.

           The Company has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments, decrees, writs, injunctions, building codes, safety, fire and health approvals, certificates of occupancy or other governmental restrictions applicable to them, their assets, employees and employment practices.

           The Company has all material governmental licenses, permits, approvals or other authorizations required for the conduct of its business as now conducted, all of which are in full force and effect and all of which are listed on Schedule 4.22 hereto; there is no action pending or, to the knowledge of the Stockholder, threatened, to terminate any rights under any such governmental licenses, permits or authorizations; and except as disclosed on
Schedule 4.22 at the Closing, none of such licenses, permits, approvals and authorizations will be adversely affected by the sale of the Stock to the Purchaser or the consummation of the other transactions contemplated by this Agreement.

     4.23. Environmental Compliance.

           Except as set forth in Schedule 4.23, (i) all of the assets and properties owned, leased or operated by the Company are in material compliance with all Environmental Laws and are not subject to any pending or, to the knowledge of the Stockholder or the Company, threatened Environmental Actions;
(ii) none of the assets and properties which have been or are currently owned, leased or operated by the Company have been used while owned, leased or operated by the Company for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances in violation of Environmental Laws; (iii) there has been no Hazardous Discharge on or from any of the assets and properties currently or formerly owned, leased or operated by the Company prior to or during such ownership, leasing or operation; (iv) there are no outstanding or, to the Stockholder's knowledge, threatened Environmental Actions against the Company or, to the Stockholder's knowledge, any of the owners or operators of any facilities that may have received solid waste or Hazardous Substances from any of the assets, former assets and properties currently or formerly owned, leased or operated by the Company; and (v) the Company has not owned, possessed or arranged for the transportation of Hazardous Substances at any site where it has performed remediation services. No employee or other person has ever made a claim or demand against the Company based on alleged damage to health caused by any Hazardous Substance. All services performed by the Company, including, without limitation, remediation activities, were and are in full compliance with all Environmental Laws and provide no basis for an Environmental Action against the Company or any other Person or any other claim that such services were not properly performed.

     4.24. Corporate Records.

           The copy of the certificate of incorporation of the Company, and all amendments thereof to date, certified by the Secretary of State of their respective jurisdictions of incorporation and of the by-laws of the Company, as amended to date, certified by the Secretary or an Assistant Secretary of the Company, as applicable, all under a date not more than five (5) days prior to the Closing Date which have been or will be delivered to the Purchaser are complete and correct, and the minute books of the Company correctly reflect all material corporate actions taken at all meetings of directors (including committees thereof) and the stockholders. The stock transfer books and stock ledgers are complete and correct and correctly reflect all issuances and transfers of the capital stock of the Company.

     4.25. Bank Accounts; Power of Attorney.

          Schedule 4.25 hereto correctly sets forth: (i) a list of all banks in which the Company has an account or safety deposit box, account number, purpose of such account or safety deposit box and the names of all persons authorized to draw thereon or have access thereto; and (ii) the names of all persons holding powers of attorney from the Company and a description of the power of attorney.

     4.26. Warranties.

          Except as described in Schedule 4.26 annexed hereto, during the past three years the Company has not given any written warranties with respect to any of its I.C. Business products or services, and except as set forth in such
Schedule 4.26, in the last three years no claim for breach of any such written warranty or any implied warranty with respect to such I.C. products or services has been made, or to the knowledge of the Stockholder or the Company, is threatened. Returns and repairs in respect of the Company's products for each of the three (3) calendar years preceding the date of this Agreement are listed in
Schedule 4.26, and Schedule 4.26 sets forth all such separate returns and repairs in excess of $25,000 during such three (3) year period. Schedule 4.26 also sets forth a description of all claims for personal injury or property damage or similar claims for I.C. Business product liability or arising from services provided by the I.C. Business which have been made against the Company during the past three years.

     4.27. Disclosure.

          As used in this Agreement the term "to the Stockholder's knowledge" or "to the best of the Stockholder's knowledge" means the actual knowledge of the Stockholder or any executive officer or director of the Company .

     4.28. Y2K Representation.

          (a) For purposes of this Agreement, "Year 2000 Compliant" shall mean that: (i) the occurrence in or use by computer programs of dates before, on or after January 1, 2000 will not adversely affect the performance of such programs with respect to date-dependent data, computations, output, or other functions (including, without limitation, calculating, comparing and sequencing); (ii) such programs will not abnormally end or provide invalid or incorrect results as a result of datedependent data; and (iii) such programs can accurately recognize, manage, accommodate and manipulate date-dependent data, including, without limitation, single and multi-century formulas and leap years.

          (b) The Company's products do not contain any computer programs. The Company's key financial and operational computer programs have been reviewed and, where required, detailed plans have been developed and have been and are being implemented on a schedule intended to permit the Company's computer programs to be Year 2000 Compliant. Set forth on Schedule 4.28 is a summary of such plans and schedule.

          (c) Except as disclosed on Schedule 4.28, the Company has not received any communications from any of its suppliers or customers relating to the possibility that any of their computer programs (including those contained in any of their products) are not or will not be Year 2000 Compliant.

          (d) Except as disclosed on Schedule 4.28, the Company has not given any warranties or undertakings to any of its customers to the effect that the Company or any of its computer programs (including those contained in any of is products) are Year 2000 Compliant.

          (e) Notwithstanding the foregoing or any other provision of this Agreement, Stockholder makes no representation or warranty about whether any of the Company's computer programs are Year 2000 Compliant and Stockholder shall have no liability or obligation to Purchaser or any other person in the event any such programs are determined not to be Year 2000 Compliant.

     4.29 Foreign Corrupt Practices Act.

          The Company has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977 or any similar law of any foreign jurisdiction or the United States.

5. Representations and Warranties of Purchaser.

     The Purchaser represents and warrants to the Stockholder and the Company on the date hereof and on the Closing Date as follows:

     5.1. Corporate Status.

          The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted.

     5.2. Authorization of Agreements.

          The Purchaser has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors.

     5.3 Purchase of Stock for Investment.

          Purchaser represents that it is acquiring the Stock for its own account for investment and not with a view to or for sale in connection therewith, any distribution thereof, nor with any present intention of distributing or selling the same.

     5.4  No Conflicts.

          The execution, delivery and performance of this Agreement, any other agreement or document contemplated herein and the consummation of all of the transactions contemplated hereby and thereby: (i) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any Person or court to which the Purchaser is subject or any governmental authority or agency; and (ii) do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with or result in a material breach or termination of any provision of, or constitute a material default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any mortgage, security interest, claim, lien, charge or other material encumbrance upon any of the material assets of the Purchaser pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or By-laws of the Purchaser, any material agreement, mortgage, deed of trust, indenture, license, permit or any other material agreement or instrument or any order, judgment, decree, statute or regulation to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound, which individually or in the aggregate could have a material adverse effect upon the Purchaser; and (iii) will not cause the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, cause the cancellation, modification, revocation or suspension of, any rights of the Purchaser, except with respect to clauses (i), (ii) and (iii) above, such breach or breaches of the representations contained therein which individually or in the aggregate would not have a material adverse effect upon the Purchaser.

     5.5  Litigation.

          Except as disclosed in Schedule 5.5 hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations pending, or, to the Purchaser's knowledge, threatened against, by or affecting the Purchaser in which, individually or in the aggregate, an unfavorable determination could prevent, hinder or delay the execution and performance of this Agreement or any of the transactions contemplated hereby, or could declare this Agreement unlawful or cause the rescission of any of the transactions hereunder, or require the Purchaser to divest itself of the Stock; nor has any such suit been pending within the two years prior to the date hereof.

6.   Covenants.

     6.1. Consents.

          The Stockholder and the Company shall use their best efforts to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to the Purchaser, all consents and approvals to the sale of the Stock to the Purchaser, if any, required by any governmental entity or under any of the Scheduled Contracts.

     6.2. Expenses.

          The Purchaser and the Stockholder shall bear their own respective expenses incurred in connection with this Agreement and the transaction contemplated hereby and in connection with all obligations required to be performed by each of them under this Agreement. The Company shall not pay any such expenses of the Stockholder or the Company in connection herewith.

     6.3. Resignations of Directors and Officers.

           The Stockholder shall provide to the Purchaser written resignations effective as of the Closing Date of such directors, officers, trustees and bank signatories of the Company as the Purchaser may request prior to the Closing Date. In the event that the Purchaser requests any bank signatory or trustee resignations, the Stockholder shall cause to be delivered to Purchaser written instructions to each bank at which the Company has an account or credit facility or at which the Company rents a safe deposit box informing such bank of the said resignations and revoking the authority of said persons to act with respect to said account, credit facility or trust and to have access to said safe deposit box. The Stockholder and the Company shall also cause to be delivered to Purchaser effective the Closing Date the written surrender by all persons holding powers of attorney from the Company of their authority and power to act under such powers of attorney.

     6.4.  Minute Books, Stock Books and Corporate Records.

           The complete and correct minute books, certificate of incorporation, by-laws, stock certificate and transfer books, stock ledgers, financial and other corporate records and the corporate seal of the Company shall be delivered to the Purchaser by the Stockholder on or before the Closing Date.

     6.5.  Taxes.

           The Stockholder shall pay any federal, state or local sales, transfer or stamp taxes payable in connection with the sale and transfer of the Stock pursuant to this Agreement, including any sales or transfer taxed applicable to the Real Property.

     6.6.  No Section 338(h)(10) Election.

           Neither the Seller nor Purchaser  shall make an election  pursuant to
Section 338(h) (10) of the Internal Revenue Code with respect to the Company.

     6.7.  Access to Books and Records of the Company.

           After the Closing Date, the Purchaser shall permit the Stockholder and the representatives of the Stockholder reasonable access, at reasonable intervals, during normal business hours and in a manner so as not to interfere with the normal business operations of the Company, to relevant books, records (including tax records), contracts and documents of or pertaining to the Company in connection with the preparation of the Closing Balance Sheet as well as tax audits and investigations of Stockholder conducted by a governmental authority relating to periods of time prior to the Closing Date. The Stockholder will keep strictly confidential all such information which it receives from the Company in the course of the tax reviews contemplated by this Section and will not use any such information except in connection with tax audits and investigations of Stockholder conducted by a governmental authority relating to periods of time prior to the Closing Date.

     6.8 December 31, 1998 Financials.

           The Stockholder will furnish Purchaser with the December 31, 1998 financial statements of the I.C. Business as audited by Pricewaterhouse promptly after Stockholder's receipt thereof but no later than February 15, 1999.

     6.9   Right of First Refusal.

           The Stockholder will not, at any time prior to the date sixty (60) days following the expiration of the Facilities Lease and Services Agreement and Transitional Service Agreement (and any extensions thereof), sell any material asset used in connection with the operation of the Circuit Card Assembly Business without first giving written notice to the Purchaser (the "Notice of Sale"). The Notice of Sale shall include the substantially complete terms of the proposed sale. For a period of thirty (30) days after receipt by Purchaser of the Notice of Sale, Purchaser will have the right to give written notice to Stockholder of Purchaser's exercise of Purchaser's right to purchase such asset used in connection with the operation of the Circuit Card Assembly Business on the same terms, price and conditions as set forth in the Notice of Sale. If Purchaser exercises such right in the manner and within the time period set forth above, then Purchaser shall purchase such asset within fifteen (15) days of the date on which the Purchaser delivers its notice of exercise to Stockholder. If the Stockholder does not receive written notice of Purchaser's exercise of such right to purchase within such thirty (30) day period, there shall be a conclusive presumption that Purchaser has elected not to exercise such rights and Stockholder may sell such asset used in connection with the operation of the Circuit Card Assembly Business on the same terms as set forth in the Notice of Sale. If the sale is not consummated within 120 days of the date of the Notice of Sale, then Purchaser's right of first refusal shall reapply to such transaction.

     6.10  Scholar Award Plan.

     Stockholder will reimburse Company for all awards made by the Company to those employees who complete the requirements of its scholar award plan within six (6) months after Closing.

     6.11  COBRA.

     (a) For a period of eighteen (18) months after Closing, the Stockholder, upon the request of the Company, will furnish COBRA benefits to those employees of the I.C. Business who as of the Closing are, or during the three (3) month period after the Closing become, entitled to such benefits, and the Company shall reimburse Stockholder for its full costs therefor plus an amount equal to permitted statutory fees to the extent not collected by the Stockholder from such employees.

     (b) For a period of up to three (3) months after Closing, the Stockholder, upon the request of the Company, will provide to employees of the I.C. Business "UTC Choice" benefits (including medical, dental, life, long- and short-term disability, medical and dependent reimbursement). The Purchaser will cause the Company to reimburse Stockholder for the cost to Stockholder of providing such benefits during such period, including, without limitation, the actual cost of claims incurred during the period of coverage, plus applicable third party administrators' fees to the extent the Stockholder is self-insured.

     6.12  Accounts Receivable.

     (a) From and after the date hereof, Stockholder will pay to the Company all proceeds of accounts receivable and other collections of the I.C. Business which are deposited in Stockholder's or its Affiliates' lockbox within five (5) business days after deposit thereof.

           (b) All accounts receivable of the Company which constitute payables by Stockholder or its Affiliates will be paid or caused to be paid to the Company by Stockholder within thirty (30) days after invoice therefor.

           (c) Payments not made pursuant to (a) and (b) above shall bear interest at the rate of twelve (12%) percent per annum.

           (d) The Purchaser will cause the Company to assign to Stockholder those uncollected accounts receivable referred to in Section 4.14 hereof which have been paid by Stockholder (instead of such account debtor) to the Company.

     6.13  Employee Benefit Plans.

           For a period of one (1) year following the Closing, Purchaser agrees to establish, maintain and provide retirement and welfare benefit arrangements for the benefit of the employees of the I.C. Business, including, without limitation, a 401(k) defined contribution plan, medical and dental plans, life insurance and disability benefits. Purchaser will cause service rendered by such employees prior to the Closing Date to be taken into account for vesting, accrual and eligibility purposes under employee benefit plans of Purchaser as to which such employees may benefit, to the same extent as such service was taken into account under the corresponding plans of the Company, or its Affiliates, as the case may be, for those purposes.

7.   Closing Certificates.

     7.1 The Stockholder shall deliver to the Purchaser at Closing a certificate dated the Closing Date to the effect that (i) the representations and warranties contained in Section 4 hereof are true at and as of the date hereof, except as affected by the transactions contemplated hereby, and (ii) the Stockholder has duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by him on the Closing Date.

     7.2 The Purchaser shall deliver to the Stockholder at Closing a certificate dated the Closing Date to the effect that (i) the representations and warranties contained in Section 5 hereof are true at and as of the date hereof and shall be repeated and shall be true at and as of the date hereof, except as affected by the transactions contemplated hereby, and (ii) the Purchaser has duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on the Closing Date.

8.   Competition.

     8.1   Covenant Not to Compete.

           (a) In furtherance of the sale of the Stock and the business of the Company, for a period commencing on the Closing Date and ending five (5) years thereafter, the Stockholder shall not, directly or indirectly (a) manufacture or sell any Products, or participate in any business which offers or sells any Products, which compete in any geographic area of the Territory (as defined in Section 8.1(d) and (e) below) with the Products offered or sold by the Company, or (b) induce or attempt to induce directly or indirectly any customer of the Company to cease doing business in whole or in part with the Company or solicit the business of any such customer for any products which compete with any of the Products offered or sold by the Company. Participation in a business shall include, but not be limited to, serving as a director, officer, employee, agent or representative or having a direct and indirect interest in the business as a stockholder, partner, joint venturer or any other financial interest; provided, however, that the following shall not be a violation of the foregoing covenant:
(i) the ownership by the Stockholder of not more than two (2%) percent of the outstanding shares of stock of any such business listed on any national stock exchange or listed and actively traded on NASDAQ; nor (ii) the design, development, or manufacture of integrated circuits or circuit card assemblies for the Stockholder's internal manufacturing or assembly requirements for products that do not directly or indirectly compete with the Products sold or offered for sale by the Company.

          (b) For a period commencing on the Closing Date and ending at the earlier of (i), as to all employees, three (3) years thereafter or (ii), as to any particular employee, three (3) months after termination of employment of such employee by the Company, the Stockholder shall not, either on its own account or for any person, firm or company, hire, solicit, interfere with, or endeavor to cause any employee of the Company to leave his employment or induce or attempt to induce any such employee to breach his employment agreement with the Company without the written consent of the Company. Such consent will not be unreasonably withheld provided that such consent may be conditioned upon repayment to the Purchaser or the Company of any severance benefits paid by either of them to such employee after the Closing.

          (c) For a period commencing on the Closing Date and ending at the earlier of (i), as to all employees, the expiration of the Facilities Lease and Services Agreement and the Transitional Service Agreement (including any extensions or renewal option periods exercised thereunder), or (ii) as to any particular employee, three (3) months after termination of employment of such an employee by the Stockholder's Circuit Card Assembly Business conducted at the

Company's facility, Purchaser shall not, and shall cause the Company not to, hire, solicit, interfere with, or endeavor to cause any such employee to leave his employment or induce or attempt to induce any such employee to breach his employment with the Stockholder without the written consent of the Stockholder. Such consent will not be unreasonably withheld provided that such consent may be conditioned upon repayment to the Stockholder of any severance benefits paid to such employee after the Closing.

          (d) For purposes of Section 8.1(a), "Territory" shall mean the United States and Canada and any other state, province or place where the Company has engaged in business in any material respect during the three (3) years preceding the date hereof, and all references to the Stockholder shall be deemed to include all subsidiaries and Affiliates of the Stockholder.

          (e) The Stockholder acknowledges that the geographic scope of the restrictions imposed on the Stockholder hereunder are fair and reasonable in the circumstances and are necessary and fundamental to the protection of the business of the Company.

     8.2. Equitable Relief.

          The  Stockholder  acknowledges  that the  covenants  contained in this
Section 8 were a material and necessary inducement for the Purchaser to agree to the transactions contemplated hereby, that the Stockholder realized significant monetary benefit from these transactions, that violation of any of the covenants contained in this Section 8 will cause irreparable and continuing damage to the Purchaser, that without the necessity of posting a bond, the Purchaser shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction restraining any further violation of such covenants and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled. The covenants in this Section 8 shall run in favor of the Company and its successors and assigns.

     8.3. Severability.

          In case any one or more of the terms or  provisions  contained in this
Section 8 shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other terms or provisions hereof, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law, and such modification or deletion shall not affect the validity of the other terms or provisions of this
Section 8. In addition, if any one or more of the restrictions contained in this
Section 8 shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the parties contemplate and hereby agree that such restrictions shall be modified and shall be enforced to the full extent compatible with applicable law.

9.   Definitions; Miscellaneous.

     9.1.  Definition of Certain Terms.

           As used herein, the following terms shall have the following meanings:

           Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

           Agreement: this Stock Purchase Agreement.

           Assignment and Assumption Agreement: the Agreement dated as of February 25, 1999 between the Company and Hamilton Standard Electronics, Inc., executed immediately prior to the Closing.

           Assignment and License-Back Agreement: as defined in Section 3.3(a)(iv).

           Circuit Card Assembly Business: the assembly and testing of electronic circuit cards for the benefit of Hamilton Standard, to be used in Hamilton Standard products.

           Closing: as defined in Section 3.1.

           Closing Balance Sheet: as defined in Section 2.2(b).

           Closing Date: as defined in Section 3.1.

           Closing Net Book Value: as defined in Section 2.2(c).

           Company: as defined in the Preamble to this Agreement.

           Code: the Internal Revenue Code of 1986, as amended, together with the U.S. Treasury rulings and regulations promulgated thereunder.

     Employee Benefit Plan: any pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any Employee benefit plan" as defined in
Section 3(3) of ERISA to which the Company contributes or is a party or is bound or under which it may have liability and which employees or former employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit.

     Environmental Actions: refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state, local or municipal agency, department, bureau, office or other authority or any third party involving a Hazardous Discharge or any violation of any order, permit or Environmental laws.

     Environmental Laws: as defined in the definition of Hazardous Substances.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended.

     Excluded Assets: all fixtures, equipment, materials, inventory, personal property, intellectual property, interests, rights, contracts, records, reports, permits and other tangible and intangible assets of every kind and description, including, without limitation, all rights with respect to the rights and services of employees of the Company, that relate solely to the conduct by the Company of the Circuit Card Assembly Business, including without limitation, the assets listed on Schedule 9.1, the inventory of silicon wafers which are identified for and uniquely suitable for the design and manufacture of products to be incorporated into Hamilton Standard products and all intellectual property and other data necessary therefor.

     Excluded Liabilities: means (i) all liabilities or obligations of every kind and description of the Company to the extent that they relate to or are associated with the Excluded Assets or the Circuit Card Assembly Business; (ii) all liabilities in respect of Employee Benefit Plans for retirees and long- and short-term disability income benefits for employees sustaining such disabilities prior to the Closing Date; (iii) all liabilities in respect of defined benefit plans, the UTC Employees Savings Plan, the UTC Voluntary Early Retirement Plan,
     and the UTC Medical and Life Insurance Benefit Plan; (iv) all liabilities for federal, state, local, income and other taxes arising from the assignment and transfer by the Company to Hamilton Standard Electronics, Inc. ("HSE") of the Excluded Assets and HSE's assumption of certain liabilities, more particularly described in the Assignment and Assumption Agreement; (v) all liabilities arising from the distribution of the shares of capital stock of HSE to the Stockholder; (vi) all liabilities arising from claims made by employees of the Circuit Card Assembly Business for termination, severance and similar payments or compensation and for other employee benefits and compensation; (vii) Workmens' Compensation claims arising from events occurring prior to the Closing Date; (viii) employee and covered dependents medical, dental and hospitalization claims based upon illness or other event giving rise to such claims which occurred prior to the Closing Date; (ix) claims for extended medical benefits for existing early retirees; and (x) all liability for claims of Beverly Martinez for wrongful termination of employment.

           Facilities Lease and Services Agreement: as defined in Section 3.3(a)(ii).

           Financial Statements: the financial statements of the I.C. Business as at, and for the year ended December 31, 1997, audited by Pricewaterhouse, certified public accountants for the Company, and the year ended December 31, 1998, unaudited, which financial statements include, in each case, a balance sheet, a statement of earnings and accumulated earnings, and a statement of cash flows.

           Hazardous Discharge: means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances.

           Hazardous Substance: means any substance, compound, chemical or element which is (i) defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental law, or (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Laws. The term "Environmental Law" means each and every applicable federal, state, local and foreign law, statute, ordinance, regulation, rule, judicial or administrative order or decree, permit license, approval, authorization or similar requirement of each and every federal, and pertinent state, local and foreign governmental agency or other governmental authority, pertaining to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et set, the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., the Water Pollution Control Act (FWPCA), 33 U.S.C. 1251 et seq., and the Occupational Safety and Health Act (OSHA), 42 U.S.C. 655. The term "Hazardous Substance" shall also include asbestos-containing materials and manufactured products containing Hazardous Substances.

            Hewlett-Packard   Indemnification   Agreement:  means  the
Indemnification Agreement effective August 11, 1995 among Hewlett-Packard Company and United Technologies Corporation, acting through its Hamilton Standard division, and its affiliates, United Technologies Microelectronics Center, Inc., Hamilton Standard Commercial Aircraft Electronics, Inc. and CTU of Delaware, formerly known as Mostek Corporation.

          I.C. Business: means all of the properties, assets, rights and interests of the Company of every kind and description, tangible and intangible, real, personal and mixed, including the Real Property, and wherever located, less the Excluded Assets; and all liabilities of every kind and description of the Company other than the Excluded Liabilities.

           Indemnified Party: a party hereto or other Person designated herein entitled to indemnification under this Agreement.

           Indemnifying Party: a party hereto required to provide indemnification under this Agreement.

           Intellectual Property: as defined in Section 4.16.

           Leases: as defined in Section 4.11.3.

           Long Term Agreement: as defined in Section3.3(a)(iii).

           Material/Service Agreements:  as defined in Section 4.15(a).

           Material/Service Bids: as defined in Section 4.15(a).

           NBV Loss: as defined in Section 10.5(a).

           Non-NBV Loss: as defined in Section 10.5(b).

           Notice of Sale: as defined in Section 6.9.

           Pension Benefit Plans: as defined in Section 4.21(b).

           Person: any natural person, firm, partnership, association, corporation, trust, public body or government.

           Plan: each Pension Benefit Plan and each Welfare Benefit Plan.

           Products: application specific integrated circuits and communication data bus integrated circuits; standard integrated circuit products; and circuit card products designed by the Company for applications other than Hamilton Standard products; in each case manufactured by the Company during the three (3) year period preceding the Closing Date.

           Purchaser: as defined in the Preamble to this Agreement.

           Purchase Price: as defined in Section 2.2(a).

           Real Property: as defined in Section 4.11.2.

           Rockwell Agreement: The Asset Purchase Agreement dated July 14, 1995 between United Technology Corporation, for its wholly-owned subsidiary United Technology Microelectronics Center, Inc., and Rockwell International Corporation, Telecommunications Business, for its wholly-owned subsidiary Rockwell Telecommunications Colorado Springs, Inc.

           Scheduled Contracts: as defined in Section 4.15(c).

           Stock: as defined in Section 1.

           Stockholder: as defined in the Preamble to this Agreement.

           Taxes: as defined in Section 4.7.

           Territory: as defined in Section 8.1(d).

           Trade Secret: any information used by the Company in its business, including a formula, pattern, compilation, program, device, method, technique, or process, that has a material independent economic value, actual or potential, not being generally known to, and not being readily ascertainable by proper means by other Persons who can obtain economic value by its` disclosure or use.

           Unadjusted Purchase Price: as defined in Section 2.1.

           Welfare Benefit Plans: as defined in Section 4.21(a).

           Year 2000 Compliant: as defined in Section 4.28.

10. Survival of Representations & Warranties; Indemnification.

      10.1 Survival of Representations and Warranties.

           Except as expressly provided in this Agreement, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and continue in effect until the expiration of three (3) years following the Closing Date, at which time they shall expire; provided, however, that representations and warranties under Sections 4.4 and 4.7, and the first sentence of 4.10 shall remain in effect until the expiration of the applicable statute of limitations, if any, and the representations and warranties under
Section 4.23 shall continue in effect until the expiration of five (5) years following the Closing Date, at which time they shall expire; and further provided, that any such representation or warranty as to which a claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved or settled. Notice of such claim shall specify the nature thereof in reasonable detail and the Indemnified Party shall give reasonable access to any documents or properties within the control of the Indemnified Party as may be useful in the investigation of the basis of such claim.

      10.2 Survival of Covenants and Agreements.

           Except as expressly provided in this Agreement, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing without limitation, except as provided by law.

      10.3 Indemnification by Stockholder.

           Stockholder agrees to indemnify and hold harmless Purchaser, its affiliates, their respective officers, directors and principal stockholders and their respective successors and assigns on an after-tax benefit basis, from and against any claims, liabilities, losses, damages or expenses (any one such item being herein called a "Loss" and all such items being herein collectively called "Losses") which are caused by or arise out of: (i) any breach or default in the performance by Stockholder of any covenant or agreement of the Stockholder contained herein or in any certificate delivered pursuant hereto; (ii) any breach of warranty or representation made by Stockholder contained herein or in any certificate delivered pursuant hereto; (iii) the Excluded Liabilities; (iv) the Company's indemnification obligations set forth in Section 15(B)(1) of the Rockwell Agreement; (v) the occurrence, release or threat of release of "Contamination" or "Contaminants", at, on, under or from the "Property" as a result of Hewlett-Packard's activities or operations at the "HP Facility", as such terms are defined in the "Hewlett Packard Indemnification Agreement"; and
(vi) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing; provided that the Stockholder receives written notice of the Purchaser's claim in respect of such Losses, specifying in reasonable detail the basis therefor, on or before the last day of the applicable survival period specified in Section 10.1, or, in the case of the indemnities set forth in romanettes (iv) and (v) above, on or before the fifth anniversary of the Closing Date; and provided further, that no item shall be a Loss to the extent that (i) such item was reserved on the Closing Balance Sheet, or (ii) such item is taken into consideration in the calculation of Closing Net Book Value.

      10.4 Indemnification by Purchaser.

           Purchaser agrees to indemnify and hold harmless Stockholder and the Company, its affiliates, its respective officers, directors and principal stockholders and its respective successors and assigns on an after-tax benefit basis, from and against any claims, liabilities, losses, damages or expenses (any one such item being herein called a "Loss" and all such items being herein collectively called "Losses") which are caused by or arise out of: (i) any breach or default in the performance by Purchaser of any covenant or agreement of the Purchaser contained herein or in any certificate delivered pursuant hereto; (ii) any breach of warranty or representation made by Purchaser contained herein or in any certificate delivered pursuant hereto; and (iii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing; provided that the Purchaser receives written notice of the Stockholder's claim in respect of such Losses, specifying in reasonable detail the basis therefor, on or before the last day of the applicable survival period specified in Section 10.1.

      10.5 Indemnification Thresholds and Cap.

           (a) Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall be entitled to seek indemnification under this Section 10 in respect of any Loss arising out of the breach of any representation or warranty set forth in Section 4 hereof to the extent that, if it had been known and taken into consideration at the time of the preparation of the Closing Balance Sheet, the Loss would have been reflected in the calculation of the Closing Net Book Value (a "NBV Loss"), until such time as the aggregate amount of its present claim in respect to such NBV Loss against the Indemnifying Party plus all prior claims for NBV Losses exceeds the Deductible Amount (as defined below), at which time the Indemnified Party shall be entitled to receive the amount by which the amount of indemnification to which it is entitled in respect of all such present and prior claims for NBV Losses exceeds the Deductible Amount and shall be entitled to indemnification for the full amount of its damages for NBV Losses arising thereafter. The "Deductible Amount" shall mean the amount (if any) by which the Closing Net Book Value exceeds $27,200,000.

           (b) Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall be entitled to seek indemnification under this Section 10 in respect of any Loss arising out of the breach of any representation or warranty set forth in Section 4 hereof to the extent that such Loss is not a NBV Loss (a "Non-NBV Loss") until such time as the aggregate amount of its present claim in respect of such Non-NBV Loss against the Indemnifying Party plus all prior claims for Non-NBV Losses exceeds $200,000, at which time the Indemnified Party shall be entitled to receive the amount by which the amount of indemnification to which it is entitled in respect of all such present and prior claims for Non-NBV Losses exceeds $200,000 and shall be entitled to indemnification for the full amount of its damages for Non-NBV Losses thereafter.

           (c) Notwithstanding anything contained in this Agreement to the contrary, (i) the Stockholder shall not be required to indemnify the Purchaser from and after such time that the aggregate amount of the Purchaser's Losses for which the Stockholder has indemnified Purchaser exceeds Fifteen Million Dollars ($15,000,000), and (ii) the Purchaser shall not be required to indemnify the Stockholder from and after such time that the aggregate amount of the Stockholder's Losses for which the Purchaser has indemnified Stockholder exceeds Fifteen Million Dollars ($15,000,000).

      10.6 Defense by Indemnifying Parties.

          (a) In the event any Indemnified Party is entitled to indemnification hereunder based upon a claim asserted by a third party, the Indemnifying Party shall be given prompt notice thereof, in reasonable detail. Subject to the proviso of Sections 10.3 and 10.4, the failure to so notify the Indemnifying Party shall not constitute a waiver of such claim but an Indemnified Party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice. The Indemnifying Party shall have the right (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than thirty (30) days following notice thereof by the Indemnified Party or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an Indemnifying Party and an Indemnified Party and the Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. If the Indemnifying Party does not so choose to defend or prosecute any such claim asserted by a third party for which any Indemnified Party would be entitled to indemnification hereunder, then the Indemnified Party shall be entitled to recover from the Indemnifying Party, on a monthly basis, all of its attorneys' reasonable fees and other reasonable costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party will hold the Indemnified Party harmless from and against any and all damages arising out of any settlement approved by such Indemnifying Party or any judgment in connection with such claim or litigation. Notwithstanding the assumption of the defense of any claim by the Indemnified Party pursuant to this Section 10.6(a), the Indemnifying Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

          (b) The Indemnifying Party and the Indemnified Party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have any obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Indemnified Party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 10.3 or 10.4 hereof, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Section 10.6(b).

     10.7 Remedies Exclusive.

          Subject to the last sentence of this Section 10.7, from and after the Closing Date, the rights and remedies under Sections 10.3 and 10.4 hereof shall be deemed to be exclusive of all other rights and remedies that would otherwise be available to the parties hereto. No course of dealing by either party shall operate as a waiver of such right or remedy. Notwithstanding the foregoing, each of the parties hereto shall have the right to enforce their respective rights hereunder by an action or actions for specific performance, injunction or other appropriate equitable remedies.

11.   Miscellaneous.

      11.1.  Consent to Jurisdiction and Waivers.

           The Purchaser and the Stockholder each irrevocably consent that any legal action or proceeding against any of them under, arising out of or in any manner relating to, this Agreement or any other document delivered in connection herewith, may be brought in any court of the State of New York located within Nassau County or New York County or in the United States District Court for the Eastern or Southern District of New York. The Purchaser and the Stockholder by the execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding. The Purchaser and the Stockholder further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by any other manner provided for in Section 11.3. The Purchaser and the Stockholder hereby expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section shall affect or impair in any manner or to any extent the right of the Purchaser to commence legal proceedings or otherwise proceed against the Stockholder in any jurisdiction or to serve process in any manner permitted by law.

      11.2.  Severability.

           If any provision of this Agreement, and, in particular, if any provision of the covenant not to compete, shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

      11.3.  Notices.

           All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, recognized national or international air courier or by facsimile transmission electronically confirmed:

      if to Purchaser:

           Aeroflex Incorporated
           35 South Service Road
           Plainview, New York 11803
           Attn.:  Michael Gorin, President
           Fax: (516) 694-4823
           Telephone: (516) 694-6700
      with a copy to:

           Blau, Kramer, Wactlar & Lieberman, P.C.
           100 Jericho Quadrangle
           Jericho, New York ll753
           Attn.:  Edward I. Kramer, Esq.
           Fax: (516) 822-4824
           Telephone: (516) 822-4820

      if to the Stockholder:

           United Technologies Corporation
           (Hamilton Standard Division)
           One Hamilton Road, M/S 1-3-BC27
           Windsor Locks, Connecticut 06096-1010
           Attn.: Vice President, Contracts and Counsel
           Fax: (860) 654-2621
           Telephone: (860) 654-2173

      with a copy to:

           Cleary, Gottlieb, Steen & Hamilton
           2000 Pennsylvania Avenue, N.W.
           Washington, DC 20006-1801
           Attn.:  John T. Byam, Esq.
           Fax: (202) 974-1999
           Telephone: (202) 974-1660

or, in each case, at such other address as may be specified in writing to the other parties in accordance herewith.

      11.4. Consequential Damages. Neither party shall have any liability to the other under this Agreement for consequential, exemplary, special, incidental or punitive damages.

     11.5. Waiver.

           Either party may waive compliance by the other with any of the provisions of this agreement. No waiver of any provisions shall be construed as a waiver of any other provision or a future waiver of any other provision hereof. Any waiver must be in writing.

     11.6. Brokers, Finders, etc.

           The Company, Stockholder and Purchaser represent and warrant to each other that they have not dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement.

     11.7. Miscellaneous.

           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, including the Schedules hereto which are made a part hereof, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, applicable to contracts made and to be performed in New York. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. This Agreement is not assignable by a party without the prior written consent of the other party. The rights and obligations contained in this Agreement are solely for the benefit of the parties hereto and are not intended to benefit or be enforceable by any other party, under the third party beneficiary doctrine or otherwise.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                AEROFLEX INCORPORATED


                                By: /s/ Michael Gorin
                                     Title: President


                                UNITED TECHNOLOGIES CORPORATION
                                (HAMILTON STANDARD DIVISION)


                                By: /s/ Chester Paul Beach, Jr.
                                     Title:Vice President, Hamilton Standard
                                           Division and Assistant Secretary